Exhibit 99.1

Contact Information:
Angela Tandy                                John Conrad
Director, Corporate Communications          The Merritt Group
Visual Networks, Inc.                       703-556-6824
301-296-2741                                conrad@merrittgrp.com
atandy@visualnetworks.com

         VISUAL NETWORKS NAMES FORMER GENERAL ELECTRIC FINANCE EXECUTIVE
               GEORGE ROBERTS TO CHIEF FINANCIAL OFFICER POSITION

Former Princeton Lightwave and Nexterna CFO brings over 30 years of finance experience to leading network and application performance management provider

ROCKVILLE, MD, August 19, 2003 --Visual Networks(R) (NASDAQ: VNWK), the leader in IP performance management, announced that George Roberts is joining the Visual Networks' executive team as executive vice president and chief financial officer. Roberts will direct the finance, treasury, compliance, and human resources groups at Visual Networks and report to CEO Lawrence Barker.

Roberts has spent over 30 years in key executive financial positions with leading technology companies including General Electric, Nexterna, Princeton Lightwave and Spectran. He has provided operating, financial and technological leadership to complex turnaround, high-growth and multinational organizations spanning all stages of development.

"George is an important addition to our management team and will play a key role as we focus on expanding our markets and accelerating growth," said Lawrence Barker, president and CEO, Visual Networks. "George's unique mix of strategic vision, financial acumen and broad management experience make him a strong leader and a great asset to Visual Networks."

Most recently Roberts was CFO and senior vice president at Princeton Lightwave, an optical laser and amplifier manufacturer and software company, where he played an instrumental role in restructuring a debt agreement. Prior to this role, Roberts served as CFO at Nexterna, where he was responsible for preparing the company for an IPO. Before joining Nexterna, Roberts was CFO at Nasdaq-listed optical fiber manufacturer Spectran, where he was responsible for finalizing an acquisition by Lucent.

Roberts also served as vice president of finance and controller at General Electric Company for GE Capital's $300 million technology management services business. While there, he returned the business to profitability and structured and executed a $75 million sale of the business unit to IBM.

"I'm excited to be joining Visual Networks," stated Roberts. "I admire the company's accomplishments over the last 10 years as pioneers in the performance management market and I look forward to working with Larry Barker and other members of the management team as we create new opportunities for growth by building on this great foundation."

About Visual Networks

Visual Networks has the broadest suite of proven performance management solutions for public and private communications networks and services. Visual Networks' products increase network reliability, decrease network complexity and reduce operating costs across traditional wide area networking and new IP-based services. To find out how the world's leading service providers and enterprises are using Visual Networks' award-winning products, visit www.visualnetworks.com or call 1-800-240-4010 for sales information.